Exhibit 2
JOINT FILING AGREEMENT
     The undersigned hereby agree that an amendment to a Statement on Schedule 13D (“Schedule 13D”), with respect to the ordinary shares, par value RMB1.00 per share, of Jilin Chemical Industrial Company Limited and any further amendments thereto be executed and filed on behalf of each of the undersigned pursuant to and in accordance with the provisions of Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, and that this Agreement shall be included as an exhibit to the amended Schedule 13D and any such further amendment. Each of the undersigned agrees to be responsible for the timely filing of the amended Schedule 13D and any further amendments thereto, and for the completeness and accuracy of the information concerning itself contained therein. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument.
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     IN WITNESS WHEREOF, the undersigned have executed this Agreement dated October 31, 2005.

PETROCHINA COMPANY LIMITED

/s/ Jiang Jiemin

Name:	Jiang Jiemin
Title:	Vice Chairman and President

CHINA NATIONAL PETROLEUM CORPORATION

/s/ Chen Geng

Name:	Chen Geng
Title:	President